Prospectus                                                                                                                                                                                                                                                                                                                                                                                                                                                                        Filed Pursuant to Rule 424(b)(3)

Registration No. 333-261021

NextDecade Corporation

128,238,718 shares of Common Stock for Sale by the Selling Stockholders

This prospectus relates to the offer and sale from time to time by the selling stockholders identified in this prospectus or in a supplement hereto of up to an aggregate of 128,238,718 shares of common stock, par value $0.0001 per share (“Common Stock”), of NextDecade Corporation (the “Company”). Of these shares, (i) 94,180,595 shares are shares of Common Stock issued to the selling stockholders in connection with our initial public offering, pursuant to backstop commitment agreements, or in private placement transactions, (ii) 434,395 shares are issuable upon the exercise of warrants issued in connection with our initial public offering (the “IPO Warrants”), (iii) 6,799,997 shares are issuable upon the conversion of shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), (iv) 2,198,001 shares are issuable upon the conversion of shares of Series A Preferred Stock that have been issued as dividend payments, (v) 6,799,862 shares are issuable upon the conversion of shares of the Company’s Series B Convertible Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”), (vi) 1,799,598 shares are issuable upon the conversion of shares of Series B Preferred Stock that have been issued as dividend payments, (vii) 296,651 shares are issuable upon exercise of warrants that were issued with the Series B Preferred Stock (the “Series B Warrants”), (viii) 12,782,884 shares are issuable upon the conversion of shares of the Company’s Series C Convertible Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”), (ix) 938,655 shares are issuable upon exercise of warrants that were issued with the Series C Preferred Stock (“Series C Warrants”); and (x) 2,008,080 shares are issuable upon the conversion of shares of Series C Preferred Stock that have been or may be issued as dividend payments.

We have agreed to bear all of the expenses incurred in connection with the registration of the sale of shares of Common Stock covered by this prospectus other than those expenses related to transfer taxes, underwriting or brokerage commissions or discounts associated with the sale of shares of Common Stock pursuant to this prospectus. We are not selling any shares of Common Stock under this prospectus and will not receive any proceeds from the sale of shares of Common Stock by the selling stockholders. The shares of Common Stock to which this prospectus relates may be offered and sold from time to time directly by the selling stockholders or alternatively through underwriters, broker-dealers or agents. The selling stockholders will determine at what price it may sell the shares of Common Stock offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. For additional information on the methods of sale that may be used by the selling stockholders, see the section titled “Plan of Distribution.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should carefully read this prospectus and any prospectus supplement or amendment before you invest. You also should read the documents we have referred you to under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” of this prospectus for information about us and our financial statements.

The Common Stock is listed on the Nasdaq Capital Market under the symbol “NEXT.” On April 21, 2022, the last reported sale price of the Common Stock on the Nasdaq Capital Market was $6.44 per share.

Investing in shares of our Common Stock involves risks. See the section entitled “Risk Factors” beginning on page 8 of this prospectus. You should carefully read and consider these risk factors before you invest in shares of our Common Stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 22, 2022.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of shares of Common Stock covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or the shares of Common Stock are sold or otherwise disposed of on a later date. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. The prospectus will be updated, and updated prospectuses made available for delivery, to the extent required by the federal securities laws. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in this prospectus.

We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making, and the selling stockholders may not make, an offer to sell these securities in any jurisdiction where an offer or sale is not permitted.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Forward-Looking Statements.”

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, offer and sell the shares of Common Stock described in this prospectus in one or more offerings.

In addition, a prospectus supplement may also add, update or change the information contained or incorporated in this prospectus. Any prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or that conflicts with, the information contained or incorporated in this prospectus. The registration statement we filed with the SEC includes exhibits that provide more detail of the matters discussed in this prospectus. You should read and consider all information contained in this prospectus and the related registration statement and exhibits filed with the SEC and any accompanying prospectus supplement in making your investment decision. You should also read and consider the information contained in the documents identified under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

The registration statement that we have filed with the SEC registers the securities offered by this prospectus under the Securities Act. The registration statement, including the exhibits to it, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

The Company files reports, proxy statements and other information with the SEC as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You can read the Company’s filings with the SEC, including this prospectus, over the internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document the Company files with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

We also make available free of charge on the Investors section of our website, http://www.next-decade.com, all materials that we file electronically with the SEC, including our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Section 16 reports and amendments to those reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into, and does not constitute a part of, this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and the documents incorporated herein or therein by reference contains certain statements that are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact contained in this prospectus, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations and economic performance, are forward-looking statements. The words “anticipate,” “contemplate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “seek,” “may,” “might,” “will,” “would,” “could,” “should,” “can have,” “likely,” “continue,” “design,” “assume,” “budget,” “forecast” and other words and terms of similar expressions, are intended to identify forward-looking statements.

We have based these forward-looking statements on assumptions and analysis made by us in light of our current expectations, perceptions of historical trends, current conditions and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ from those expressed in our forward-looking statements. Our future financial position and results of operations, as well as any forward-looking statements are subject to change and inherent risks and uncertainties, including those described in the section titled “Risk Factors” herein and in our most recent Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q. You should consider our forward-looking statements in light of a number of factors that may cause actual results to vary from our forward-looking statements including, but not limited to:

•

our progress in the development of our liquefied natural gas (“LNG”) liquefaction and export project and any carbon capture and storage (“CCS”) projects we may develop (“CCS projects”) and the timing of that progress;

•	the timing of achieving a final investment decision (“FID”) in the construction and operation of a 27 million tonne LNG export facility at the Port of Brownsville in southern Texas (the “Terminal”);

•	our reliance on third-party contractors to successfully complete the Terminal, the pipeline to supply gas to the Terminal and any CCS projects we develop;

•	our ability to develop our NEXT Carbon Solutions business through implementation of our CCS projects;

•	our ability to secure additional debt and equity financing in the future to complete the Terminal and other CCS projects on commercially acceptable terms;

•	the accuracy of estimated costs for the Terminal and CCS projects;

•

our ability to achieve operational characteristics of the Terminal and CCS projects, when completed, including amounts of liquefaction capacities and amount of CO2 captured and stored, and any differences in such operational characteristics from our expectations;

•

the development risks, operational hazards and regulatory approvals applicable to our LNG and CCS development, construction and operation activities and those of our third-party contractors and counterparties;

•	technological innovation which may lessen our anticipated competitive advantage or demand for our offerings;

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•	the global demand for and price of LNG;

•	the availability of LNG vessels worldwide;

•	changes in legislation and regulations relating to the LNG and carbon capture industries, including environmental laws and regulations that impose significant compliance costs and liabilities;

•	scope of implementation of carbon pricing regimes aimed at reducing greenhouse gas emissions;

•	global development and maturation of emissions reduction credit markets;

•	adverse changes to existing or proposed carbon tax incentive regimes;

•

global pandemics, including the 2019 novel coronavirus (“COVID-19”) pandemic, the Russia-Ukraine conflict, other sources of volatility in the energy markets and their impact on our business and operating results, including any disruptions in our operations or development of the Terminal and the health and safety of our employees, and on our customers, the global economy and the demand for LNG or carbon capture;

•	risks related to doing business in and having counterparties in foreign countries;

•	our ability to maintain the listing of our securities on the Nasdaq Capital Market or another securities exchange or quotation medium;

•	changes adversely affecting the businesses in which we are engaged;

•	management of growth;

•	general economic conditions;

•	our ability to generate cash; and

•	the result of future financing efforts and applications for customary tax incentives.

Should one or more of the foregoing risks or uncertainties materialize in a way that negatively impacts us, or should the assumptions underlying our forward-looking statements prove incorrect, our actual results may vary materially from those anticipated in our forward-looking statements and, our business, financial condition and results of operations could be materially and adversely affected.

You should not rely upon forward-looking statements as predictions of future events. In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. Except as required by applicable law, we do not undertake any obligation to publicly correct or update any forward-looking statement.

Please read “Risk Factors” contained in this prospectus for a more complete discussion of the risks and uncertainties mentioned above and for a discussion of other risks and uncertainties. All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements and hereafter in our other filings with the SEC and public communications. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties.

The forward-looking statements contained in this prospectus are made as of the date of this prospectus or, in the case of any accompanying prospectus supplement or documents incorporated by reference, the date of any such document. You should not rely upon forward-looking statements as predictions of future events. In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference into this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus, including all documents incorporated by reference, carefully, especially the “Risk Factors” section beginning on page 4 of this prospectus and incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2021, and our financial statements and related notes incorporated by reference in this prospectus before making an investment decision with respect to our securities. Please see the sections titled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

Our Company

We were incorporated in Delaware on May 21, 2014, and were formed for the purpose of acquiring, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization, or other similar business combination, one or more businesses or entities. On July 24, 2017, one of our subsidiaries merged with and into NextDecade LLC, an LNG development company founded in 2010 to develop LNG export projects and associated pipelines. Prior to the merger with NextDecade LLC, we had no operations and our assets consisted of cash proceeds received in connection with our initial public offering. Our common stock trades on the Nasdaq Capital Market (“Nasdaq”) under the symbol “NEXT.”

We believe that natural gas in the form of LNG will play an important role in the energy transition, but its contribution to global greenhouse gas emissions must be reduced to an absolute minimum. Through our subsidiary Rio Grande, we are developing the Terminal, and we seek to minimize its associated emissions footprint by developing a CCS project at the Terminal, combined with using responsibly sourced natural gas and our pledge to use net-zero electricity.

We also believe reducing CO2 emissions from industrial facilities around the world is critical to realizing the Paris Agreement’s goal of limiting global warming compared to pre-industrial levels. We believe carbon capture and storage equipment and technology must be extensively implemented to achieve this goal, and through our subsidiary NEXT Carbon Solutions, we seek to deploy the proprietary carbon capture and storage processes that we have developed at industrial source facilities to reduce CO2 emission levels.

Our management is comprised of a team of industry leaders with extensive experience in the development of major projects. We have continued to focus our development activities on the Terminal and to undertake various initiatives to evaluate, design, and engineer the Terminal that we expect will result in demand for LNG supply, which would enable us to seek construction financing to develop the Terminal and have expanded into developing CCS projects through NEXT Carbon Solutions.

IPO Warrants

Our warrants issued in connection with our initial public offering in 2015 (the “IPO Warrants”) trade on the OTC Pink Market under the symbol “NEXTW”. Each IPO Warrant is exercisable for one share of our Common Stock, in accordance with the terms of the warrant agreement governing the IPO Warrants, at a price of $11.50 per share and expire on July 24, 2022. The Company may redeem the Warrants at a price of $0.01 per IPO Warrant upon 30 days’ notice only if the last sale price of our Common Stock is at least $17.50 per share for any 20 trading days within a 30-trading day period. If the Company redeems the IPO Warrants in this manner, the Company will have the option to do so on a cashless basis with the issuance of an economically equivalent number of shares of our Common Stock.

Private Placement of Series A Convertible Preferred Stock, Common Stock and Warrants

In August 2018, we sold an aggregate of 50,000 shares of Series A Preferred Stock at $1,000.00 per share for an aggregate purchase price of $50 million and we issued an additional 1,000 shares of Series A Preferred Stock in aggregate to (i) York Capital Management Global Advisors, LLC, severally on behalf of certain funds or accounts managed by it or its affiliates (“York”), (ii) Valinor Management, L.P., severally on behalf of certain funds or accounts for which it is investment manager (“Valinor”), (iii) Bardin Hill Investment Partners LP (formerly known as Halcyon Capital Management LP), severally on behalf of certain funds or accounts managed by it or its affiliates (“Bardin Hill,” and together with York and Valinor, the “Fund Purchasers”) and (iv) HGC NEXT INV LLC (“HGC,” and together with the Fund Purchaser, the “Series A Preferred Stock Purchasers”) as origination fees.  The Series A Warrants were issued together with the shares of Series A Preferred Stock.

In connection with the issuance of Series A Preferred Stock and pursuant to backstop commitment agreements with the Fund Purchasers dated April 11, 2018, as subsequently amended on August 3, 2018 (as amended, the “Backstop Agreements”), we also issued a total of 413,658 shares of Common Stock as fees to the Fund Purchasers.  Each Fund Purchaser is a Company stockholder and, pursuant to that certain Agreement and Plan of Merger, dated as of April 17, 2017, by and between the Company, each Fund Purchaser and/or one or more of its affiliates, and the other parties named therein, three individuals, two individuals, and one individual from York, Valinor, and Bardin Hill, respectively, were appointed to the Company’s board of directors (the “Board of Directors” or the “Board”).

Under the Certificate of Designations of Series A Convertible Preferred Stock (the “Series A Certificate of Designations”), holders of Series A Preferred Stock have the following rights, preferences, and privileges:

Ranking: The Series A Preferred Stock ranks senior in preference and priority to the Common Stock and each other class or series of capital stock of the Company, except for any class or series of capital stock (which includes the Series B Preferred Stock and Series C Preferred Stock discussed below) issued in compliance with the terms of the Series A Certificate of Designations.

Dividends: The holders of Series A Preferred Stock are entitled to receive, out of funds legally available for the payment of dividends under Delaware law, cumulative dividends that accrue daily at an annual rate of 12%, payable quarterly in cash or in-kind. The holders of Series A Preferred Stock are also entitled to participate in dividends (payable in cash, securities or otherwise) made on shares of Common Stock.

Liquidation Preference: Upon a defined liquidation, the holders of Series A Preferred Stock will be entitled to be paid first out of any proceeds in an amount per share equal to the greater of (i) an amount equal to (a) $1,000 per share of Series A Preferred Stock plus (b) any accrued but unpaid dividends on such share of Series A Preferred Stock as of immediately prior to such liquidation, and (ii) such amounts as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock (without regard to any of the limitations on convertibility contained in the Series A Certificate of Designations and plus any payment in respect of any fractional interest pursuant to the Series A Certificate of Designations) immediately prior to such liquidation, and prior to payment of any amounts on Common Stock.

Conversion:  The Company has the option to convert all, but not less than all, of the Series A Preferred Stock into shares of Company common stock at a strike price of $7.50 per share of Common Stock (the “Conversion Price”) on any date on which the volume weighted average trading price of shares of Common Stock for each trading day during any 60 of the prior 90 trading days is equal to or greater than 175% of the Conversion Price, in each case subject to certain terms and conditions.  Furthermore, the Company must convert all of the Series A Preferred Stock into shares of Common Stock at the Conversion Price on the earlier of (i) ten (10) business days following a FID Event (as defined in the Series A Certificate of Designations) and (ii) the date that is the tenth (10th) anniversary of the closing of the issuances of the Series A Preferred Stock.

Anti-dilution Protection: The Conversion Price will be subject to proportional adjustment for certain transactions relating to the Company’s capital stock, including stock splits, stock dividends and similar transactions.  In addition, the Conversion Price will be subject to anti-dilution protections with respect to certain Common Stock issuances, subject to certain exceptions.

Voting Rights: Holders of Series A Preferred Stock will be entitled to vote with the holders of the Common Stock on an as-converted basis. In addition, prior to the conversion of the Series A Preferred Stock, the consent of the holders of at least a majority of the Series A Preferred Stock then outstanding, voting together as a single class, will be required for the Company to take certain actions, including, among others, (i) authorizing, creating or approving the issuance of any shares of, or of any security convertible into, or convertible or exchangeable for shares of, senior to, or otherwise pari passu with, the Series A Preferred Stock; (ii) adversely affecting the rights, preferences or privileges of the Series A Preferred Stock, subject to certain exceptions; (iii) amending, altering or repealing any of the provisions of the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) in a manner that would adversely affect the powers, designations, preferences or rights of the Series A Preferred Stock; or (iv) amending, altering or repealing any of the provisions of the Series A Certificate of Designations.

Series A Warrants

The Series A Warrants had a fixed three-year term commencing on the closings of the issuances of the Series A Preferred Stock.  The Series A Warrants were only exercisable by holders at the expiration of such three-year term; an aggregate of 825,076 shares of Common Stock were issued upon the exercise of Series A Warrants in August 2021.

Private Placement of Series B Convertible Preferred Stock and Warrants

In September 2018 and May 2019, we sold an aggregate of 50,000 shares of Series B Preferred Stock at $1,000.00 per share for an aggregate purchase price of $50.0 million and we issued an additional 999 shares of Series B Preferred Stock in aggregate to certain funds managed by BlackRock, Inc. and the Series A Preferred Stock Purchasers (collectively, the “Series B Preferred Stock Purchasers”) as origination fees.  The Series B Warrants were issued together with the shares of Series B Preferred Stock.

The Series B Preferred Stock has substantially identical terms to the Series A Preferred Stock (as described above), except that the Series B Preferred Stock, with respect to the payment of dividends and rights upon a defined liquidation, ranks (i) senior in all respects to all Junior Stock (as defined in the Certificate of Designations of Series B Convertible Preferred Stock (the “Series B Certificate of Designations”)); (ii) on parity in all respects with all Parity Stock (as defined in the Series B Certificate of Designations), which includes the Series A Preferred Stock; and (iii) junior in all respects to all Senior Stock (as defined in the Series B Certificate of Designations).

Series B Warrants

The Series B Warrants issued to the Series B Preferred Stock Purchasers represent the right to acquire in the aggregate a number of shares of Common Stock equal to (a)(i) the aggregate purchase price for the Series B Preferred Stock divided by (ii) $35 million, multiplied by (b)(i) 0.5% multiplied by (ii) the number of  outstanding shares of Common Stock, measured on a fully diluted basis, on the exercise date with a strike price of $0.01 per share.    The Series B Warrants have a fixed three-year term commencing on the closings of the issuances of the Series B Preferred Stock.  The Series B Warrants may only be exercised by holders of the Series B Warrants at the expiration of such three-year term, except that the Company can force exercise of the Series B Warrants prior to expiration of such term if (i) the volume weighted average trading price of shares of Common Stock for each trading day during any sixty (60) of the prior ninety (90) trading days is equal to or greater than 175% of the applicable conversion price and (ii) the Company simultaneously elects to force a mandatory exercise of all other warrants then-outstanding and unexercised and held by any holder of Parity Stock (as defined in the Series B Certificate of Designations). An aggregate of 660,122 shares of Common Stock were issued upon the exercise of certain of the Series B Warrants in September 2021.

Private Placement of Series C Convertible Preferred Stock and Warrants

In March, April and July 2021, we sold an aggregate of 39,500 shares of Series C Preferred Stock at $1,000 per share for an aggregate purchase price of $39.5 million and issued an additional 790 shares of Series C Preferred Stock in aggregate as origination fees to (i) York, (ii) Bardin Hill, (iii) Avenue Energy Opportunities Fund II, L.P. (“Avenue”), (iv) OGCI Climate Investments Holdings LLP (“OGCI”), and (v) TEP Next Decade, LLC (“TEP Next Decade” and, together with York, Bardin Hill, Avenue and OGCI, the “Series C Preferred Stock Purchasers”).  Common Stock warrants (the “Series C Warrants”) were issued together with the issuances of the Series C Preferred Stock.

The Series C Preferred Stock has substantially identical terms to the Series A Preferred Stock and Series B Preferred Stock (as described above), except that (i) the Series C Preferred Stock, with respect to the payment of dividends and rights upon a defined liquidation, ranks (a) senior in all respects to all Junior Stock (as defined in the Certificate of Designations of Series C Convertible Preferred Stock (the “Series C Certificate of Designations”)); (b) on parity in all respects with all Parity Stock (as defined in the Series C Certificate of Designations), which includes the Series A Preferred Stock and Series B Preferred Stock; and (c) junior in all respects to all Senior Stock (as defined in the Series C Certificate of Designations) and (ii) the conversion price for the Series C Preferred Stock is 175% of the conversion price of the Series A Preferred Stock and the Series B Preferred Stock, in each case subject to certain terms and conditions.

Series C Warrants

The Series C Warrants issued to the Series C Preferred Stock Purchasers represent the right to acquire in the aggregate a number of shares of Common Stock equal to approximately 56 basis points (0.56%) of all outstanding shares of Common Stock, measured on a fully diluted basis, on the exercise date for an exercise price of $0.01 per share. The Series C Warrants have a fixed three-year term commencing on the closing date of the corresponding issuance of the Series C Preferred Stock. The Series C Warrants may only be exercised by holders of the Series C Warrants at the expiration of such three-year term, except that the Company can force exercise of the Series C Warrants prior to expiration of such term if (i) the volume weighted average trading price of shares of Common Stock for each trading day during any sixty (60) of the prior ninety (90) trading days is equal to or greater than 175% of the conversion price of the Series A Preferred Stock and the Series B Preferred Stock and (ii) the Company simultaneously elects to force a mandatory exercise of all other warrants then-outstanding and unexercised and held by any holder of Parity Stock (as defined in the Series C Certificate of Designations).

Corporate Information

The mailing address of our principal executive office is 1000 Louisiana Street, Suite 3900, Houston, Texas 77002 and our telephone number is (713) 574-1880. We maintain a website at www.next-decade.com. The information contained on our website is not intended to form a part of, or be incorporated by reference into, this prospectus. For a description of our business, financial condition, results of operations and other important information regarding us, we refer you to our filings with the Commission incorporated by reference into this prospectus. For instructions on how to find copies of these documents, see “Where You Can Find More Information.”

THE OFFERING

Common Stock offered by the selling stockholders

Up to 128,238,718 shares of Common Stock, which include:

●         94,180,595 shares of Common Stock issued to the selling stockholders;

●         434,395 shares of Common Stock that are issuable upon the exercise of IPO Warrants;

●         6,799,997 shares that are issuable upon the conversion of Series A Preferred Stock;

●         2,198,001 shares that are issuable upon conversion of the shares of Series A Preferred Stock that have been as dividend payments;

●         6,799,862 shares that are issuable upon the conversion of Series B Preferred Stock;

●         1,799,598 shares that are issuable upon conversion of the shares of Series B Preferred Stock that have been as dividend payments;

●         296,651 shares that are issuable upon exercise of Series B Warrants;

●         12,782,884 shares that are issuable upon the conversion of Series C Preferred Stock;

●         938,655 shares that are issuable upon exercise of Series C Warrants; and

●         2,008,080 shares that are issuable upon conversion of shares of Series C Preferred Stock that have been or may be issued as dividend payments.

Use of proceeds

We are not selling any shares of Common Stock under this prospectus and will not receive any of the proceeds from the sale of shares of Common Stock by the selling stockholders. To the extent IPO Warrants, Series B Warrants or Series C Warrants are exercised through the payment of cash, we will receive the exercise price thereof. We currently expect to use such nominal net proceeds of any such exercise for working capital and general corporate purposes.

Risk factors

An investment in shares of Common Stock involves a high degree of risk. Please refer to the sections titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and other information included or incorporated by reference in this prospectus for a discussion of factors you should carefully consider before investing in shares of Common Stock.

Nasdaq Capital Market symbol	NEXT

RISK FACTORS

An investment in Common Stock involves a high degree of risk. Before you decide to invest in shares of Common Stock, you should consider carefully all of the information in this prospectus and the documents incorporated by reference herein and, in particular, the risks described below and the Risk Factors included in any prospectus supplement or amendment, our Annual Report on Form 10-K for the year ended December 31, 2021 and our other filings with the SEC that are incorporated by reference into this prospectus. The risks described in this prospectus or in any document incorporated by reference are not the only ones we face. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our business, prospects, financial condition and results of operations. In any such case, the trading price of shares of Common Stock could decline materially and you could lose all or part of your investment. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

All of the shares of Common Stock covered by this prospectus are being sold by the selling stockholders. See the section titled “Selling Stockholders.” To the extent IPO Warrants, Series B Warrants or Series C Warrants are exercised through the payment of cash, we will receive the exercise price thereof. We currently expect to use such nominal net proceeds of any such exercise for working capital and general corporate purposes. We will bear all of the expenses incurred in connection with the registration of the shares of Common Stock covered by this prospectus other than those expenses related to transfer taxes, underwriting or brokerage commissions or discounts associated with the sale of shares of Common Stock pursuant to this prospectus.

SELLING STOCKHOLDERS

This prospectus covers the offering for resale of up to an aggregate of 128,238,718 shares of Common Stock that may be offered and sold from time to time under this prospectus by the selling stockholders identified below, subject to any appropriate adjustment as a result of any stock dividend, stock split or distribution, or in connection with a combination of shares). Of these shares, (i) 94,180,595 shares are shares of Common Stock issued to the selling stockholders, (ii) 434,395 shares are shares of our Common Stock that are issuable upon the exercise of IPO Warrants, (iii) 6,799,997 shares are issuable upon the conversion of shares of Series A Preferred Stock; (iv) 2,198,001 shares are issuable upon conversion of shares of Series A Preferred Stock that have been issued as dividend payments; (v) 6,799,862 shares are issuable upon the conversion of shares of Series B Preferred Stock; (vi) 1,799,598 shares are issuable upon the conversion of the shares of Series B Preferred Stock that have been issued as dividend payments; (vii) 296,651 shares are issuable upon the exercise of Series B Warrants; (viii) 12,782,884 shares are issuable upon the conversion of shares of Series C Preferred Stock; (ix) 938,655 shares are issuable upon the exercise of Series C Warrants; and (x) 2,008,080 shares of Common Stock are issuable upon the conversion of shares of Series C Preferred Stock that have been or may be issued as dividend payments. In connection with certain offerings of Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, we entered into registration rights agreements pursuant to which we are obligated to prepare, file and maintain the effectiveness of a registration statement to permit the resale of shares of the Common Stock held by the selling stockholders from time to time as permitted by Rule 415 promulgated under the Securities Act. We currently have no other agreements, arrangements or understandings with any selling stockholder regarding the sale or other disposition of any of the shares of Common Stock held by such selling stockholder.

We have prepared the below table and the related notes based on information contained in Schedules 13D and 13G filed with the SEC, information supplied by the Company’s transfer agent and information previously supplied to us by the selling stockholders. We believe, based on information supplied by the selling stockholders, that except as may otherwise be indicated in the footnote to the table below, the selling stockholders and their respective affiliates identified herein have sole voting and dispositive power with respect to the shares of Common Stock reported as beneficially owned by them. Because the selling stockholders identified in the table may sell some or all of the shares of Common Stock owned by them which are included in this prospectus, no estimate can be given as to the number of the shares of Common Stock available for resale hereby that will be held by the selling stockholders upon termination of this offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, if applicable, the shares of Common Stock they hold in transactions exempt from the registration requirements of the Securities Act after the date on which the selling stockholders provided the information set forth on the table below. We have, therefore, assumed for the purposes of the following table, that the selling stockholders will sell all of the shares of Common Stock beneficially owned by them that are covered by this prospectus. The selling stockholders are not obligated to sell any of the shares of Common Stock offered by this prospectus. The percent of beneficial ownership for the selling stockholders is based on 123,355,700 shares of Common Stock outstanding as of March 22, 2022.

	Shares of Common Stock Beneficially Owned Prior to the Offering**		Shares of Common Stock Offered Hereby**		Shares of Common Stock Beneficially Owned After Completion of the Offering**
Selling stockholder:(1)	Number	Percentage			Number	Percentage
Raymond Eisbrenner	693,010	*	693,010		—	—
Eric S. Rosenfeld	1,546,213	1.3%	1,546,213	(2)	—	—
First Series of HDML Fund I LLC (3)	658,259	1.0%	1,110,593	(4)	—	—
HCN LP (3)	4,113,065	3.3%	5,464,192	(5)	—	—
Bardin Hill Event-Driven Master Fund LP (3)	332,852	*	489,184	(6)	—	—
Halcyon Mount Bonnell Fund LP (3)	2,641,178	2.1%	2,641,178		—	—
Halcyon Energy, Power, and Infrastructure Capital Holdings LLC (3)	1,741,349	1.4%	1,741,349		—	—
Valinor Capital Partners, L.P. (7)	3,832,630	3.1%	4,231,157	(8)	—	—
Valinor Capital Partners Offshore Master Fund, L.P. (7)	10,904,733	8.8%	12,039,566	(9)	—	—
York European Distressed Credit Fund II, L.P. (10)	2,522,723	2.0%	3,459,961	(11)	—	—
York Capital Management, L.P. (10)	5,705,260	4.6%	6,673,136	(12)	—	—
York Credit Opportunities Fund, L.P.(10)	11,751,923	9.5%	12,768,717	(13)	—	—
York Credit Opportunities Investment Master Fund, L.P. (10)	12,628,348	10.2%	13,761,979	(14)	—	—
York Multi-Strategy Master Fund, L.P. (10)	13,567,803	11.0%	14,538,659	(15)	—	—
York Select Strategy Master Fund, L.P. (10)	8,161,422	6.6%	8,161,422		—	—
York Tactical Energy Fund, L.P. (10)	—	—	1,012,817	(16)	—	—
York Tactical Energy Fund PIV-AN, L.P. (10)	—	—	2,025,046	(17)	—	—
HGC NEXT INV LLC (18)	788,220	*	8,486,082	(19)	—	—
Blackrock, Inc. (20)	1,780,803	1.4%	5,817,319	(21)	—	—
Ninteenth Investment Company LLC (22)	10,871,932	8.8%	10,871,932		—	—
Avenue Energy Opportunities Fund II, L.P. (23)	—	—	4,245,178	(24)	—	—
OGCI Climate Investments Holdings LLP (25)	—	—	4,211,768	(26)	—	—
TEP Next Decade, LLC(27)	—	—	1,135,240	(28)	—	—
Other Selling Stockholders(29)	1,113,020	*	1,113,020		—	—

*	Indicates beneficial ownership of less than 1% of the total outstanding Common Stock.

**	“Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act and includes more than typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment or voting power. For purposes of this table, shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days of March 22, 2022 are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Certain shares of Common Stock offered hereby are not currently outstanding or “beneficially owned” under Rule 13d-3 and so are not reflected above as beneficially owned prior to the offering.

(1)	Unless otherwise indicated, the business address of each of the individuals is c/o NextDecade Corporation, 1000 Louisiana Street, Suite 3900, Houston, Texas 77002.

(2)	Includes 90,744 shares held by the Rosenfeld Children’s Successor Trust, a trust established for Mr. Rosenfeld’s children.

(3)	Bardin Hill Fund GP LLC is the general partner of Halcyon Mount Bonnell Fund LP (“Mount Bonnell”) and Bardin Hill Event-Driven Master Fund LP and the investment member of First Series of HDML Fund I LLC (“HDML”). HCN GP is the general partner of HCN LP (“HCN”). Bardin Hill Investment Partners LP (“Bardin Hill Partners”) is the investment manager for each of Mount Bonnell, HCN, Halcyon Energy, Power, and Infrastructure Capital Holdings LLC and HDML. Investment decisions of Bardin Hill Partners are made by a three-person committee, including Jason Dillow, John Greene and Pratik Desai, each of whom has individual decision-making authority. Jason Dillow is CEO of Bardin Hill Partners. Avinash Kripalani, who serves on the Board, is a Partner at Bardin Hill Partners.

(4)	Consists of (i) 658,259 outstanding shares of Common Stock, (ii) 64,133 shares of Common Stock issuable upon the conversion of Series A Preferred Stock, (iii) 20,267 shares of Common Stock issuable upon the conversion of Series A Preferred Stock issued as dividends, (iv) 272,000 shares of Common Stock issuable upon the conversion of Series B Preferred Stock, (v) 39,268 shares of Common Stock issuable upon exercise of Series B Warrants and (vi) 56,666 shares of Common Stock issuable upon the conversion of Series B Preferred Stock issued as dividends.

(5)	Consists of (i) 4,113,065 outstanding shares of Common Stock, (ii) 139,066 shares of Common Stock issuable upon the conversion of Series A Preferred Stock, (iii) 45,067 shares of Common Stock issuable upon the conversion of Series A Preferred Stock issued as dividends, (iv) 152,266 shares of Common Stock issuable upon the conversion of Series B Preferred Stock, (v) 21,665 shares of Common Stock issuable upon exercise of Series B Warrants, (vi) 31,333 shares of Common Stock issuable upon the conversion of Series B Preferred Stock issued as dividends, (vii) 781,587 shares of Common Stock issuable upon the conversion of Series C Preferred Stock, (viii) 53,591 shares of Common Stock issuable upon the exercise of Series C Warrants, and (ix) 126,552 shares of Common Stock issuable upon the conversion of Series C Preferred Stock issued as dividends.

(6)	Consists of (i) 332,852 outstanding shares of Common Stock, (ii) 20,933 shares of Common Stock issuable upon the conversion of Series A Preferred Stock, (iii) 5,867 shares of Common Stock issuable upon the conversion of Series A Preferred Stock issued as dividends, (iv) 24,533 shares of Common Stock issuable upon the conversion of Series B Preferred Stock, (v) 4,062 shares of Common Stock issuable upon exercise of Series B Warrants, (vi) 4,666 shares of Common Stock issuable upon the conversion of Series B Preferred Stock issued as dividends, (vii) 78,968 shares of Common Stock issuable upon the conversion of Series C Preferred Stock, (viii) 5,492 shares of Common Stock issuable upon the exercise of Series C Warrants, and (ix) 11,811 shares of Common Stock issuable upon the conversion of Series C Preferred Stock issued as dividends.

(7)	Valinor Management, L.P. (“Valinor Management”) serves as investment manager to such fund. David Gallo is the Founder, Managing Partner, and Portfolio Manager of Valinor Management and is the managing member of Valinor Associates, LLC (“Valinor Associates”), which serves as general partner to Valinor Capital Partners, L.P. and Valinor Capital Partners Offshore Master Fund, L.P. Each of Valinor Management, Valinor Associates and David Gallo may be deemed to beneficially own the securities held by such fund and each of Valinor Management, Valinor Associates and David Gallo disclaims beneficial ownership of the reported securities, except to the extent of its or his pecuniary interest.

(8)	Consists of (i) 3,832,630 outstanding shares of Common Stock, (ii) 120,666 shares of Common Stock issuable upon the conversion of Series A Preferred Stock, (iii) 38,934 shares of Common Stock issuable upon the conversion of Series A Preferred Stock issued as dividends, (iv) 176,800 shares of Common Stock issuable upon the conversion of Series B Preferred Stock, (v) 25,727 shares of Common Stock issuable upon exercise of Series B Warrants and (vi) 36,400 shares of Common Stock issuable upon the conversion of Series B Preferred Stock issued as dividends.

(9)	Consists of (i) 10,904,733 outstanding shares of Common Stock, (ii) 342,933 shares of Common Stock issuable upon the conversion of Series A Preferred Stock, (iii) 111,733 shares of Common Stock issuable upon the conversion of Series A Preferred Stock issued as dividends, (iv) 503,200 shares of Common Stock issuable upon the conversion of Series B Preferred Stock, (v) 71,767 shares of Common Stock issuable upon exercise of Series B Warrants and (vi) 105,200 shares of Common Stock issuable upon the conversion of Series B Preferred Stock issued as dividends.

(10)	York Capital Management Global Advisors, LLC (“YCMGA”) is the sole managing member of the general partner of such fund. James G. Dinan is the chairman of, and controls, YCMGA. Each of YCMGA and James G. Dinan has voting and investment power with respect to the shares of Common Stock owned by such fund and may be deemed to be beneficial owners thereof. Each of YCMGA and James G. Dinan disclaims beneficial ownership of such shares of Common Stock except to the extent of their pecuniary interests therein. William Vrattos, a Partner at York Capital Management, L.P., serves on the Board. The address of such fund, James G. Dinan and William Vrattos is 767 Fifth Avenue, 17th Floor, New York, New York 10153.

(11)	Consists of (i) 2,523,723 outstanding shares of Common Stock, (ii) 68,666 shares of Common Stock issuable upon the conversion of Series A Preferred Stock, (iii) 22,499 shares of Common Stock issuable upon the conversion of Series A Preferred Stock issued as dividends, (iv) 688,444 shares of Common Stock issuable upon the conversion of Series C Preferred Stock, (v) 46,601 shares of Common Stock issuable upon exercise of Series C Warrants and (vi) 111,028 shares of Common Stock issuable upon the conversion of Series C Preferred Stock issued as dividends.

(12)	Consists of (i) 5,705,260 outstanding shares of Common Stock, (ii) 521,333 shares of Common Stock issuable upon the conversion of Series A Preferred Stock, (iii) 82,349 shares of Common Stock issuable upon the conversion of Series A Preferred Stock issued as dividends, (iv) 296,976 shares of Common Stock issuable upon the conversion of Series C Preferred Stock, (v) 19,972 shares of Common Stock issuable upon exercise of Series C Warrants and (vi) 47,246 shares of Common Stock issuable upon the conversion of Series C Preferred Stock issued as dividends.

(13)	Consists of (i) 11,751,923 outstanding shares of Common Stock, (ii) 319,600 shares of Common Stock issuable upon the conversion of Series A Preferred Stock, (iii) 104,716 shares of Common Stock issuable upon the conversion of Series A Preferred Stock issued as dividends, (iv) 481,911 shares of Common Stock issuable upon the conversion of Series C Preferred Stock, (v) 33,286 shares of Common Stock issuable upon exercise of Series C Warrants and (vi) 77,281 shares of Common Stock issuable upon the conversion of Series C Preferred Stock issued as dividends.

(14)	Consists of (i) 12,628,348 outstanding shares of Common Stock, (ii) 343,600 shares of Common Stock issuable upon the conversion of Series A Preferred Stock, (iii) 112,580 shares of Common Stock issuable upon the conversion of Series A Preferred Stock issued as dividends, (iv) 550,755 shares of Common Stock issuable upon the conversion of Series C Preferred Stock, (v) 38,279 shares of Common Stock issuable upon exercise of Series C Warrants and (vi) 88,417 shares of Common Stock issuable upon the conversion of Series C Preferred Stock issued as dividends.

(15)	Consists of (i) 13,567,803 outstanding shares of Common Stock, (ii) 369,066 shares of Common Stock issuable upon the conversion of Series A Preferred Stock, (iii) 120,924 shares of Common Stock issuable upon the conversion of Series A Preferred Stock issued as dividends, (iv) 391,468 shares of Common Stock issuable upon the conversion of Series C Preferred Stock, (v) 26,629 shares of Common Stock issuable upon exercise of Series C Warrants and (vi) 62,769 shares of Common Stock issuable upon the conversion of Series C Preferred Stock issued as dividends.

(16)	Consists of (i) 226,666 shares of Common Stock issuable upon the conversion of Series B Preferred Stock, (ii) 32,498 shares of Common Stock issuable upon exercise of Series B Warrants, (iii) 47,200 shares of Common Stock issuable upon the conversion of Series B Preferred Stock issued as dividends, (iv) 573,704 shares of Common Stock issuable upon the conversion of Series C Preferred Stock, (v) 39,944 shares of Common Stock issuable upon the exercise of Series C Warrants, and (vi) 92,805 shares of Common Stock issuable upon the conversion of Series C Preferred Stock issued as dividends.

(17)	Consists of (i) 453,333 shares of Common Stock issuable upon the conversion of Series B Preferred Stock, (ii) 64,996 shares of Common Stock issuable upon exercise of Series B Warrants, (iii) 94,800 shares of Common Stock issuable upon the conversion of Series B Preferred Stock issued as dividends, (iv) 1,147,408 shares of Common Stock issuable upon the conversion of Series C Preferred Stock, (v) 78,224 shares of Common Stock issuable upon the exercise of Series C Warrants, and (vi) 186,285 shares of Common Stock issuable upon the conversion of Series C Preferred Stock issued as dividends.

(18)	HGC NEXT INV LLC (“HGC”) is a Delaware limited liability company. Hanwha Impact Partners Inc. (“HIP”) is the sole member of HGC. Hanwha Impact Partners Inc. (“HIP”) is the sole member of HGC, and Hanwha Impact Global Corporation (“HIG”) is the sole shareholder of HIP. Moonkee Yu is the President of HIG, and each of HIG and Mr. Yu may be deemed to have voting and investment power over the shares held by HGC. Mr. Yu disclaims beneficial ownership of the shares held by HGC. The address of HIG is 86, Cheonggyecheon-ro, Jung-gu, Seoul, South Korea. On February 19, 2022, pursuant to the terms of that certain Purchaser Rights Agreement, dated as of August 23, 2018, by and between the Company and HGC, the Board appointed Seokwon Ha as a Class B director of the Board. Amounts above do not include 4,618,226 shares of Common Stock issued to and purchased by HGC on April 7, 2022.

(19)	Consists of (i) 788,220 outstanding shares of Common Stock, (ii) 4,760,000 shares of Common Stock issuable upon the conversion of Series A Preferred Stock, (iii) 1,533,066 shares of Common Stock issuable upon the conversion of Series A Preferred Stock issued as dividends, (iv) 1,039,600 shares of Common Stock issuable upon the conversion of Series B Preferred Stock, (v) 147,596 shares of Common Stock issuable upon exercise of Series B Warrants and (vi) 217,600 shares of Common Stock issuable upon the conversion of Series B Preferred Stock issued as dividends.

(20)	The registered holders of the referenced shares to be registered are the following funds and accounts under management by investment adviser subsidiaries of BlackRock, Inc.: ABR PE Investments II, LP, BOPA1, L.P., Coastline Fund, L.P., Fair Lane Investment Partners, L.P., Multi-Alternative Opportunities Fund (A), L.P., Multi-Alternative Opportunities Fund (B), L.P., Investment Partners V (A), LLC and SUNROCK DISCRETIONARY CO-INVESTMENT FUND II, LLC. BlackRock, Inc. is the ultimate parent holding company of such investment adviser entities. On behalf of such investment adviser entities, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such investment adviser subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, New York 10055. Shares listed in the table as beneficially owned may not incorporate all shares deemed to be beneficially held by BlackRock, Inc.

(21)	Consists of (i) 660,122 outstanding shares of Common Stock, (ii) 3,951,466 shares of Common Stock issuable upon the conversion of Series B Preferred Stock, and (iii) 1,205,731 shares of Common Stock issuable upon the conversion of Series B Preferred Stock issued as dividends.

(22)	Ninteenth Investment Company LLC (“Ninteenth”) is a limited liability company organized under the laws of the Emirate of Abu Dhabi. Mubadala Investment Company PJSC, a public joint stock company established under the laws of the Emirate of Abu Dhabi, is the sole owner of Mamoura Diversified Global Holding PJSC, a public joint stock company established under the laws of the Emirate of Abu Dhabi, which owns 99% of Ninteenth. Accordingly, Mubadala Investment Company PJSC and Mamoura Diversified Global Holding PJSC may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the shares of Common Stock beneficially owned by Ninteenth. Pursuant to that certain Purchaser Rights Agreement, dated as of October 28, 2019, by and between the Company and Ninteenth, in December 2019 the Board appointed Khalifa Abdulla Al Romaithi to serve as a Class B director of the Board. Ninteenth’s address is Al Mamoura A, P.O. Box 45005, Abu Dhabi, United Arab Emirates.

(23)	Avenue Capital Management II, L.P., in its capacity as investment manager, trading advisor, and/or general partner, may be deemed the beneficial owner of the shares held by Avenue Energy Opportunities Fund II, L.P. Avenue Capital Management II GenPar, LLC is the general partner of Avenue Capital Management II, L.P. Marc Lasry is the managing member of Avenue Capital Management II GenPar, LLC. Mr. Lasry may be deemed to be the indirect beneficial owner of the securities reported by the Avenue Energy Opportunities Fund II, L.P. by reason of his ability to direct the vote and/or disposition of such securities. Mr. Lasry disclaims beneficial ownership of such shares. The address of Avenue Energy Opportunities Fund II, L.P. is 11 West 42nd Street, 9th Floor, New York, NY 10036.

(24)	Consists of (i) 3,442,224 shares of Common Stock issuable upon the conversion of Series C Preferred Stock, (ii) 236,337 shares of Common Stock issuable upon exercise of Series C Warrants and (iii) 566,617 shares of Common Stock issuable upon the conversion of Series C Preferred Stock issued as dividends.

(25)	The registered holder of the referenced shares is OGCI. OGCI Climate Investments LLP, a limited liability partnership organized under the laws of England and Wales (“OGCI Parent”), controls OGCI by ownership of more than 99% of its equity and the ability to direct its management, including investment decisions. Pratima Rangarajan, in her capacity as CEO of OGCI and of OGCI Parent, exercises control over certain of their voting and investment decisions, including with respect to the referenced shares. Accordingly, OGCI Parent and Ms. Rangarajan may each be deemed to have shared voting and investment power over, and beneficial ownership (as defined by SEC Rule 13d–3 under the Exchange Act) of, the referenced shares held by OGCI. The address of each of OGCI, OGCI Parent and Ms. Rangarajan is 11-12 St. James’s Square, London SW1Y 4LB, United Kingdom.

(26)	Consists of (i) 3,442,224 shares of Common Stock issuable upon the conversion of Series C Preferred Stock, (ii) 236,337 shares of Common Stock issuable upon exercise of Series C Warrants and (iii) 533,207 shares of Common Stock issuable upon the conversion of Series C Preferred Stock issued as dividends.

(27)	TEP Next Decade, LLC (“TEP NextDecade”) is a Delaware limited liability company. TEP NextDecade is an affiliate of Energy & Power Transition Partners, LLC (“EPTP”) and EPTP may be deemed to have voting and investment power over the shares held by TEP NextDecade. Patrick C. Eilers is the managing member of EPTP, and accordingly Mr. Eilers may be deemed to have voting and investment power over the shares held by TEP NextDecade. Each of EPTP and Mr. Eilers disclaims beneficial ownership of the shares held by TEP NextDecade except to the extent of their pecuniary interests therein. TEP NextDecade’s address is 321 N. Clark Street, Suite 2440, Chicago, IL 60654.

(28)	Consists of (i) 907,215 shares of Common Stock issuable upon the conversion of Series C Preferred Stock, (ii) 123,963 shares of Common Stock issuable upon exercise of Series C Warrants and (iii) 104,062 shares of Common Stock issuable upon the conversion of Series C Preferred Stock issued as dividends.

(29)	The aggregate holding of such selling stockholders is less than 1% of the Common Stock.

PLAN OF DISTRIBUTION

The shares of Common Stock covered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The selling stockholders may sell their shares of Common Stock by one or more of, or a combination of, the following methods:

● privately negotiated transactions;

● underwritten transactions;

● exchange distributions and/or secondary distributions;

● sales in the over-the-counter market;

● ordinary brokerage transactions and transactions in which the broker solicits purchasers;

● sales by broker-dealers who agree with the selling stockholders to sell a specified number of such shares of Common Stock at a stipulated price per share;

● a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

● purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

● short sales;

● through the writing of options on the shares, whether or not the options are listed on an options exchange;

● through the distributions of the shares of Common Stock by any selling stockholder to its partners, members or stockholders;

● a combination of any such methods of sale; and

● any other method permitted pursuant to applicable law.

In addition, the selling stockholders may from time to time sell shares of Common Stock in compliance with Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus. In such event, the selling stockholders may be required by the securities laws of certain states to offer and sell the shares of Common Stock only through registered or licensed brokers or dealers.

A selling stockholder that is an entity may elect to make an in-kind distribution of shares of Common Stock to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of shares of Common Stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares of Common Stock may be underwriting discounts and commissions under the Securities Act. If any selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, then the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the selling stockholders, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

In connection with sales of shares of Common Stock under this prospectus, the selling stockholders may enter into hedging transactions with broker-dealers, who may in turn engage in short sales of shares of Common Stock in the course of hedging the positions they assume. The selling stockholders also may sell shares of Common Stock short and deliver them to close their short positions, or loan or pledge shares of Common Stock to broker-dealers that in turn may sell them. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424 or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution, including the names of any underwriters, the purchase price and the proceeds the selling stockholders will receive from the sale of shares of Common Stock, any underwriting discounts and other items constituting underwriters’ compensation, any public offering price and any discounts or concessions allowed or reallowed or paid to dealers, and any other information we believe to be material.

The aggregate proceeds to the selling stockholders from the sale of shares of Common Stock offered by them will be the purchase price of the Common Stock less discounts or commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from any offering by the selling stockholders.

There can be no assurances that the selling stockholders will sell any or all of the shares of Common Stock offered under this prospectus.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of our business.

DESCRIPTION OF COMMON STOCK TO BE REGISTERED

The following is a summary of our Common Stock and provisions of the Certificate of Incorporation and our Amended and Restated Bylaws (the “Bylaws”) and certain provisions of Delaware law. This summary does not purport to be complete and is qualified in its entirety by the provisions of the Certificate of Incorporation and the Bylaws. The Certificate of Incorporation and the Bylaws are incorporated by reference and filed as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

Authorized and Outstanding Shares of Common Stock

The Certificate of Incorporation authorizes the issuance of 480,000,000 shares of Common Stock. As of March 22, 2022, there were 123,355,700 shares of Common Stock outstanding held by 71 holders of record. The number of record holders is based upon the actual number of holders registered at such date and does not include holders of shares in “street name” or persons, partnerships, associated, corporations or entities in security position listings maintained by depositories.

Voting Power

Except as otherwise required by law or as otherwise provided in the certificate of designations for our series of preferred stock, the holders of our Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and will at all times vote together as one class on all matters submitted to a vote of our stockholders. Holders of our shares of Common Stock are entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Subject to the prior rights of all classes or series of stock at the time outstanding having prior rights as to dividends or other distributions, the holders of our Common Stock are entitled to receive such dividends and other distributions, if any, as may be declared from time to time by the Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of the voluntary or involuntary liquidation, dissolution, or winding-up of the Company, the holders of our Common Stock are entitled to receive their ratable and proportionate share of the remaining assets of the Company, after the rights of the holders of the preferred stock have been satisfied.

Election of Directors

The Board of Directors is currently divided into three classes, Class A, Class B and Class C, with only one class of directors being elected in each year and each class serving a three-year term. There is no cumulative voting with respect to the election of directors.

Dividends

We have not paid any cash dividends on shares of our Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements, and general financial condition. The payment of any dividends will be within the discretion of the Board of Directors.

Certain Anti-Takeover Provisions of Delaware Law

Staggered Board of Directors

The Certificate of Incorporation provides that the Board of Directors will be classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of the Board only by successfully engaging in a proxy contest at two or more annual meetings.

Special Meeting of Stockholders; Action by Written Consent

The Bylaws provide that special meetings of our stockholders may be called only by a majority vote of the Board of Directors. Additionally, the Certificate of Incorporation and Bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

The Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to or mailed and received at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the meeting. In the event that less than 70 days’ notice or prior public disclosure of the date of the annual meeting of stockholders is given or made to stockholders, a stockholder’s notice shall be timely if received at the Company’s principal executive offices no later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public was made, whichever first occurs. The Bylaws also specify certain requirements as to the form and content of a stockholders meeting. These provisions may preclude Company stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized but Unissued Shares

The Company’s authorized but unissued shares of Common Stock and preferred stock are available for future issuances without stockholder approval, subject to any limitations imposed by the Nasdaq Listing Rules. Such additional shares could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

The Certificate of Incorporation requires, to the fullest extent permitted by law, that derivative actions brought in Company’s name, actions against directors, officers and employees for breach of fiduciary duty and other certain actions be brought only in the Court of Chancery in the State of Delaware. Although Company believes this provision benefits it by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against Company’s directors and officers. However, the exclusive forum provision in the Certificate of Incorporation does not apply to suits brought to enforce any duty or liability created by the Exchange Act or the Securities Act or any claim with respect to which the federal courts have exclusive jurisdiction.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company, One State Street Plaza, 30th Floor, New York, NY 10004-1561.

Securities Exchange

The Common Stock is traded on the Nasdaq Capital Market under the symbol “NEXT.”

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of any securities offered on the December 2018 Registration Statement, the September 2019 Registration Statement, the December 2019 Registration Statement, the July 2021 Registration Statement and the November 2021 Registration Statement were passed upon for us by our counsel, K&L Gates LLP, Charlotte, North Carolina. The validity of any securities offered on the October 2017 Registration Statement was passed upon us by our counsel, King & Spalding LLP, Houston, Texas. Any underwriters will be represented by their own legal counsel.

EXPERTS

The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. These other documents contain important information about us, our financial condition and our results of operations. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are either (i) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (ii) deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01)), unless otherwise indicated therein:

●	Our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 28, 2022;

●	Our Current Reports on Form 8-K filed with the SEC on February 22, 2022, March 4, 2022, March 16, 2022 and April 7, 2022; and

●

The description of Common Stock included in the Registration Statement on Form 8-A filed with the SEC on February 9, 2015 (File No. 001-36842), as amended by the Registration Statement on Form 8-A/A filed with the SEC on March 18, 2015, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are either (i) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (ii) deemed to have been furnished and not filed in accordance with SEC rules, including Current Reports on Form 8-K furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01, unless otherwise indicated therein)) whether filed after the date of the initial filing of this post-effective amendment and prior to effectiveness of this post-effective amendment or after the date of this prospectus and prior to the termination of the offering of all securities covered hereby. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

You may obtain any of the documents incorporated by reference in this prospectus from the SEC through the SEC’s website at the address provided above. You may also request and we will provide, free of charge, a copy of any document incorporated by reference in this prospectus (excluding exhibits to such document unless an exhibit is specifically incorporated by reference in the document) by visiting our internet website at http://www.next-decade.com or by writing or calling us at the following address and telephone number:

NextDecade Corporation

Attention: Corporate Secretary

1000 Louisiana Street, Suite 3900

Houston, Texas 77002

(713) 574-1880

You should rely only on the information contained in, or incorporated by reference into, this prospectus, in any accompanying prospectus supplement or in any free writing prospectus filed by us with the SEC. We have not authorized anyone to provide you with different or additional information. We are not offering to sell or soliciting any offer to buy any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

NextDecade Corporation

128,238,718 Shares of Common Stock

PROSPECTUS